Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of April 30, 2006, by and among Kerzner International Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (the “Company”), K-Two Holdco Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Parent”) and each of the undersigned shareholders of the Company listed on the signature pages hereto (each, a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into an Amended and Restated Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) with Parent, and K-Two Subco Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Merger Sub”), dated as of the date hereof, pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company as the surviving corporation;

WHEREAS, each Shareholder beneficially owns the number of Ordinary Shares set forth opposite such Shareholder’s name on Schedule I hereto (excluding Company Restricted Shares) (collectively, together with any Ordinary Shares subsequently acquired, the “Subject Shares”);

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Company has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained in this Agreement, the parties intending to be legally bound, hereby agree as follows:

ARTICLE I
VOTING

Section 1.1  Agreement to Vote. (a) Each Shareholder hereby agrees that, during the Voting Period, such Shareholder shall vote or execute consents with respect to (or cause to be voted or consents to be executed with respect to) all Subject Shares beneficially owned by such Shareholder as of the applicable record date in favor of the approval of the Merger Agreement, the Merger and any other transaction contemplated by the Merger Agreement at any meeting (or any adjournment or postponement thereof) of the Company’s shareholders, or in any other circumstances upon which a vote, consent or other approval (including a written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought.

(b)  Each Shareholder hereby agrees that, during the Voting Period, such Shareholder shall vote or execute consents with respect to (or cause to be voted or consents to be executed with respect to) all Subject Shares beneficially owned by such Shareholder as of the applicable record date against each of the matters set forth in clauses (i), (ii), (iii) or (iv) below at any meeting (or any adjournment or postponement thereof) of the Company’s shareholders, or in any other circumstances upon which a vote, consent or other approval (including a written consent) with respect to any of the following matters is sought:

(i)
any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement;

(ii)
any action, proposal, transaction or agreement involving the Company or any of its Subsidiaries that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement;

(iii)	any Company Acquisition Proposal (whether made prior to, as of or subsequent to the termination of the Merger Agreement); and

(iv)	any material change in the present capitalization of the Company or any amendment to the Company’s articles of association or memorandum of association.

(c)  Any vote required to be cast or consent required to be executed pursuant to this Section 1.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. Each Shareholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article I.

Section 1.2  Grant of Irrevocable Proxy. Each Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, as such Shareholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect the Subject Shares in accordance with Section 1.1. This proxy is given to secure the performance of the duties of each Shareholder under this Agreement. Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 1.3  Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 1.2 by each Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder. The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

Section 1.4  Transfers. Each Shareholder agrees that, during the Voting Period, such Shareholder shall not except as contemplated by this Section 1.4, sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including, without limitation, any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person other than pursuant to the Merger. Notwithstanding the foregoing, the Shareholders may Transfer any Subject Shares to any of their respective Affiliates (“Affiliate Transferee”), provided that the effectiveness of any such Transfers shall be conditioned on the transferee agreeing in writing to be bound by the provisions of this Agreement in a form reasonably satisfactory to the Company and Parent.

Section 1.5  Voting Arrangements. Except for this Agreement, no Shareholder shall enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of such Shareholder’s Subject Shares and shall not commit or agree to take any of the foregoing actions.

Section 1.6  Representations. Each Shareholder represents and warrants to the Company that the Subject Shares set forth opposite such Shareholder’s name on Schedule I hereto represent all Ordinary Shares owned beneficially (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) or of record by such Shareholder or by a trust of which such Shareholder is a trustee. Each Shareholder has the sole right to vote the Subject Shares set forth opposite such Shareholder’s name on Schedule I hereto, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. No trust of which a Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

Section 1.7  Definitions. For purposes of this Agreement, “Voting Period” means the period from and including the date of this Agreement through and including the earliest to occur of (i) the obtaining of the Requisite Shareholder Vote, (ii) the termination of the Merger Agreement in accordance with its terms other than pursuant to Sections 9.1(b)(iii) (but only under circumstances in which the Termination Fee may become subsequently payable pursuant to Section 9.2(c) thereof), 9.1(d)(ii) or 9.1(d)(iii) thereof, and (iii) if the Merger Agreement is terminated pursuant to Sections 9.1(b)(iii) (under circumstances in which the Termination Fee may become subsequently payable pursuant to Section 9.2(c) thereof), 9.1(d)(ii) or 9.1(d)(iii) thereof, the date that is six months after the date of such termination; provided that, if the Merger Agreement is terminated pursuant to any of the provisions thereof described in this clause (iii) and an agreement with respect to a Company Acquisition Proposal is entered into during the Voting Period and has not been consummated by the time the Voting Period would otherwise expire, the Voting Period shall be extended until the earlier of the consummation of the transaction contemplated by that agreement (as it may be amended, modified or supplemented from time to time) or the termination of that agreement.

ARTICLE II
MISCELLANEOUS

Section 2.1  Defined Terms. Capitalized terms that are used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 2.2  Appraisal Rights. To the extent permitted by applicable law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

Section 2.3  Notices.  All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to the Company, to:

Kerzner International Limited
730 Fifth Avenue -- Fifth Floor
New York, New York 10019
Attention: Richard Levine
Fax: (212) 659-5196

if to Parent, to:

K-Two Holdco Limited
Coral Towers
Paradise Island
Attention: Giselle M. Pyfrom
Fax: +1 242 363 2767

if to a Shareholder, to the address set forth for such Shareholder on Schedule I hereto.

Section 2.4  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 2.5  Jurisdiction. Each party irrevocably submits to the jurisdiction of (a) any Delaware State court, and (b) any Federal court of the United States sitting in the State of Delaware, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any suit, action or proceeding relating hereto either in any Federal court of the United States sitting in the State of Delaware or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in any Delaware State court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) any Delaware State court, and (ii) any Federal court of the United States sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 2.5 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 2.5 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 2.5. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.5.

Section 2.6  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 2.7  Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 2.8  Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 2.9  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing executed by the parties to be bound thereby.

Section 2.10  Amendment.This Agreement may not be amended except by an instrument in writing signed by the parties hereto (in the case of the Company, acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors).

Section 2.11  Termination of Agreement. This Agreement may be terminated by the mutual written consent of the parties hereto (in the case of the Company, acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors). This Agreement shall terminate automatically without any further action on the part of the parties hereto upon the expiration of the Voting Period.

Section 2.12  Enforcement. Each Shareholder agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). Accordingly, it is agreed that in the event of a breach or threatened breach of this Agreement by any Shareholder, the Company and Parent (and their respective successors and assigns) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity. Each Shareholder irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by the Company or Parent.

Section 2.13  Effect on Other Agreements. The parties hereto acknowledge and agree that the Voting Agreement, dated as of March 20, 2006, among the Company, World Leisure Group Limited, Solomon Kerzner and Howard B. Kerzner and the provisions relating to the voting of Ordinary Shares in the equity rollover letter, dated as of March 20, 2006, from Istithmar PJSC to Parent, shall terminate concurrently with the execution and delivery of this Agreement by each of the parties hereto and shall thereafter be of no further force or effect and no Person shall have any rights or obligations with respect thereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

KERZNER INTERNATIONAL LIMITED
By: /s/ Eric Siegel_________________
Name: Eric Siegel
Title: Director

K-TWO HOLDCO LIMITED
By: /s/ Howard B. Kerzner________ __
Name: Howard B. Kerzner
Title: President

WORLD LEISURE GROUP LIMITED
By: /s/ Solomon Kerzner_______ ____
Name: Solomon Kerzner
Title: Chairman

SOLOMON KERZNER

/s/ Solomon Kerzner_________

HOWARD B. KERZNER

/s/ Howard B. Kerzner

|[Voting Agreement Signature Page]|

ISTITHMAR PJSC
By: /s/ Peter Jodlowski___________
Name: Peter Jodlowski
Title: Chief Financial Officer

[Voting Agreement Signature Page]

Schedule I

Ownership of Ordinary Shares

Name and Address of Shareholder	Number of Shares
World Leisure Group Limited c/o Kerzner International Limited Coral Towers Paradise Island Attention: Giselle M. Pyfrom Fax: +1 242 363 2767	3,795,794(1)
Solomon Kerzner c/o Kerzner International Limited Coral Towers Paradise Island Attention: Giselle M. Pyfrom Fax: +1 242 363 2767	3,795,794(2)
Howard B. Kerzner c/o Kerzner International Limited Coral Towers Paradise Island Attention: Giselle M. Pyfrom Fax: +1 242 363 2767	0(3)
Istithmar PJSC Emirates Towers, Level 4 Sheikh Zayed Road - PO Box 17000 Dubai, United Arab Emirates Attention: David Jackson, Chief Investment Officer Fax: +971 4 3903818	4,500,000
_____________

(1)
Excludes 116,225 Ordinary Shares over which World Leisure Group Limited has the right to vote through certain proxy arrangements with Sun International Limited (formerly known as Kersaf Investments Limited).

(2)	Includes 3,795,794 Ordinary Shares beneficially owned by World Leisure Group Limited.

(3)	Excludes 500,000 Company Restricted Shares beneficially owned by Howard B. Kerzner.